Exhibit 4.61
AMENDMENT TO
THE EXCLUSIVE RAGNAROK ONLINE LICENSE AND DISTRIBUTION AGREEMENT
THIS AMENDMENT was entered into on this 4th day of March, 2008 (“Effective Date”), by and between Gravity Co., Ltd.,(“Licensor”), a corporation duly organized and existing under the laws of the Republic of Korea and having its Principle office at 15F, Nuritkum Square BIZ Tower, 1605, Sangam-Dong, Mapo-Gu Seoul and AsiaSoft Corporation Public Co., Ltd., (“Licensee”) a corporation duly organized and existing under the laws of the Thailand and having its principal office at 9 U.M. Tower, 28th Floor, Room 9/283-5, Ramkhamhaeng Road, Suanluang, Bangkok 10250, Thailand.
RECITALS
WHEREAS, Licensor has entered into EXCLUSIVE RAGNAROK ONLINE LICENSE AND DISTRIBUTION AGREEMENT (“the Agreement”), on June 13th, 2002; and
WHEREAS, Licensor has entered into AMENDMENT TO THE EXCLUSIVE RAGNAROK ONLINE LINCENSE AND DISTRIBUTION AGREEMENT (“the First Amendment”), on October 27th, 2004; and
WHEREAS, Licensor has entered into AMENDMENT TO THE EXCLUSIVE RAGNAROK ONLINE LINCENSE AND DISTRIBUTION AGREEMENT (“the Second Amendment”), on March 5th, 2007;
NOW, THEREFORE, the Parties agree as follows:
1. Extend the Term of the Agreement
The Parties agree to extend the term of the Agreement for two (2) year (“Renewed Term”) from March 5th, 2008 with conditions stated below in this Amendment. The Newly extended term of the Agreement shall be from March 5th, 2008 to March 4th, 2010.

2. Payment
2.1. Technical Support Service Maintenance Fee
Licensee shall pay to Licensor a non-recoupable and non-refundable sum of One Hundred Thousand United States Dollars (USD $100,000) as Technical Support Service Maintenance Fee in the following installments;
a)	Twenty Five Thousand USD (US$ 25,000): within Thirty (30) calendar days of the Effective Date

b)	Twenty Five Thousand USD (US$ 25,000): within Forty (40) calendar days of the Effective Date

c)	Twenty Five Thousand USD (US$ 25,000): within Sixty (60) calendar days of the Effective Date

d)	Twenty Five Thousand USD (US$ 25,000): within Seventy (70) calendar days of the Effective Date
2.2. Royalty
Licensee shall pay to Licensor thirty five percent (35%) of the Service-Sales Amount paid by End Users(Royalty rate(30%) of the Service-Sales Amount as defined in Article 5.1 (b) of the Agreement is replaced with thirty five percent(35%) of the Service-Sales Amount in this Amendment).
3. Billing System and Relative obligations of Licensee
Licensee shall approve the real-time access of Licensor to the Billing system and Game Database only for the purpose of collecting the information necessary to calculate Royalty payment and to analyze the number of End-Users, including, but not limited to, the maximum and average of daily concurrent End-Users and the registered number of End-Users in the Territory. Licensee shall make best efforts to provide an appropriate database interface agreed between the Parties and adapt the formulated System and Network policy and technical configuration by Licensor, which enables Licensor to monitor the aforementioned information in real-time basis.
4. Except as hereinabove expressly agreed and amended, all of the terms and conditions of the Agreement shall continue in full force and effect.

IN WITNESS THEREOF, the Parties have caused and executed this Amendment on the date first above-written in duplicate originals by their duly authorized representatives as of the day and year first above written.

GRAVITY Co., Ltd.	AsiaSoft Corporation Public Co., Ltd.
By	By:
Name: Il Young, Ryu	Name: Sherman Tan
Title: Chairman & CEO	Title: Chairman